United States

Securities and Exchange Commission

Washington, D.C.  20549

Form 8-K/A

AMENDMENT NO 1

TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2007

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California 90245

(Address of principal executive offices)

(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 4.01.  Changes in Registrant’s Certifying Accountant.

At a meeting on May 24, 2007, the Board of Manhattan Bancorp (the “Company”), upon the recommendation of its Audit Committee, dismissed Hutchinson and Bloodgood, LLP (“Hutchinson”) as the Company’s principal independent accountant.  At the same meeting, the Company’s Board, again upon the recommendation of its Audit Committee, selected the accounting firm of Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as the independent accountant for the Company’s 2007 fiscal year.

Hutchinson audited the consolidated financial statements of the Company for its initial operating period ended December 31, 2006.  Hutchinson’s report on the Company’s financial statements for this period did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

During the subsequent interim period form January 1, 2007 through May 24, 2007, and for the Company’s initial operating period ended December 31, 2006, there were no disagreements between Hutchinson and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hutchinson, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

The Company has requested that Hutchinson review the disclosure in this Report on Form 8-K and Hutchinson has been given the opportunity to furnish the Company with a copy of its letter addressed to the Securities Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein.  Such letter is filed as an exhibit to this Report.

Prior to the May 24, 2007 Board Meeting where the change in accountants was approved, the Company’s management, in conjunction with the Company’s Audit Committee, solicited and evaluated proposals from three regional auditing firms with the intent of selecting a firm with significant experience with SEC filings and compliance with Rule 404 of Sarbanes-Oxley.  Prior to selecting Vavrinek, the Company did not consult with Vavrinek regarding the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

This report on Form 8-K was filed late due to an inadvertent administrative oversight.  When the inadvertent lapse in filing was discovered, the Company promptly filed this report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

 (d)          Exhibits.

Exhibit 1.  Letter re change in Certifying Accountant*

* previously filed

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2007	MANHATTAN BANCORP

By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President &
Chief Financial Officer